Exhibit (1)(b)




                       STATE STREET RESEARCH CAPITAL TRUST

                      Amendment No. 3 to First Amended and
                         Restated Master Trust Agreement

                             INSTRUMENT OF AMENDMENT



      Pursuant to Article VII, Section 7.3 of the First Amended and Restated Master Trust Agreement of the State Street Research Capital Trust (the "Trust") dated February 5, 1993 ("Master Trust Agreement"), as heretofore amended, the last sentence of the second paragraph of Article VII, Section 7.2 of the Master Trust Agreement is hereby amended to read as follows:

      "Any such consolidation, merger or transfer of assets shall require the affirmative vote of the holders of a majority of the outstanding voting Shares, as defined in the 1940 Act, of each Sub-Trust which is a party to such transaction, except that such affirmative vote of the holders of Shares shall not be required as to a Sub-Trust which is the survivor of such consolidation or merger or the transferee of such assets."

      This Amendment shall be effective as of November 1, 1995.

      IN WITNESS WHEREOF, the undersigned officer of the Trust hereby adopts the foregoing on behalf of the Trust pursuant to authorization by the Trustees of the Trust.





                                          /s/ Francis J. McNamara, III
                                          ----------------------------
                                          Francis J. McNamara, III
                                          Secretary